Exhibit (99.6)

ISSN 1718-8369

Volume 3, number 4	September 26, 2008

AS AT JULY 31, 2008

Highlights for July 2008

☐            In July 2008, the budgetary balance shows revenue exceeding expenditure by $380 million.

☐            Budgetary revenue amounts to $5.5 billion, an increase of $403 million compared to last year. Own-source revenue stands at $4.4 billion while federal transfers amount to $1.1 billion.

☐            Program spending rose $579 million compared to last year, and stands at $4.5 billion. This increase is attributable chiefly to a rise in spending related to the Health and Social Services mission.

☐            Debt service stands at $542 million, down $46 million compared to July 2007.

Based on the cumulative results as at July 31, 2008 and as forecast in the 2008-2009 Budget, the budget will be balanced in 2008-2009 by using $1.4 billion from the budgetary reserve.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	July		April to July		March 2008 Budget
	2007 [1]	2008	2007-2008 [1]	2008-2009	2008-2009	Growth %
BUDGETARY REVENUE
Own-source revenue	4 058	4 374	16 467	16 837	48 917	- 0.8
Federal transfers	1 081	1 168	4 340	4 663	14 063	3.2
Total	5 139	5 542	20 807	21 500	62 980	0.1
BUDGETARY EXPENDITURE
Program spending	- 3 901	- 4 480	- 19 011	- 20 478	- 56 948	4.2
Debt service	- 588	- 542	- 2 303	- 2 179	- 6 907	- 1.4
Total	- 4 489	- 5 022	- 21 314	- 22 657	- 63 855	3.6
NET RESULTS OF CONSOLIDATED ENTITIES [2]	- 85	- 90	10	265	447	—
Contingency reserve	—	—	—	—	- 200	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC
ACCOUNTS	565	430	- 497	- 892	- 628	—
Deposits of dedicated revenues in the Generations Fund	- 19	- 50	- 109	- 200	- 742	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	546	380	- 606	- 1 092	- 1 370	—
Budgetary reserve	—	—	—	—	1 370	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE
BALANCED BUDGET ACT	546	380	- 606	- 1 092	0	—

1        The comparative figures for July 2007 have been restated to reflect the changes made to the accounting policies implemented in the 2006-2007 accounting reform.

2        Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

Cumulative results as at July 31, 2008

Budgetary balance

☐            Consistent with the historical trend, the cumulative results for the first four months of the year show spending running ahead of revenue.

☐            For the period from April to July 2008, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $1.1 billion.

☐            Moreover, as forecast in the 2008-2009 Budget, the budget will be balanced by using $1.4 billion from the budgetary reserve, i.e. a portion of the accumulated amount as at March 31, 2008.

Budgetary revenue

☐            Since the beginning of the year, budgetary revenue amounts to $21.5 billion, an increase of $693 million compared to July 2007.

☐            Own-source revenue stands at $16.8 billion, $370 million more than as at July 31, 2007. The increase in revenue is attributable, in particular, to economic growth that was partially offset by the personal income tax cut in effect since January 1, 2008.

☐            Federal transfers for the first four months of the current fiscal year amount to $4.7 billion, an increase of $323 million compared to the same period in 2007-2008.

Budgetary expenditure

☐            As at July 31, 2008, budgetary expenditure amounts to $22.7 billion, an increase of $1.3 billion compared to last year.

☐            Program spending rose $1.5 billion compared to last year, and stands at $20.5 billion. The largest changes are attributable to the Health and Social Services ($885 million) and Economy and Environment ($242 million) missions.

☐            Debt service amounts to $2.2 billion, down $124 million compared to the same period ended in July 2007.

Consolidated entities

☐            As at July 31, 2008, the net results of consolidated entities show a surplus of $265 million, i.e. $255 million more than last year.

Generations Fund

☐            Deposits of dedicated revenues paid into the Generations Fund total 200 million dollars.

Net financial requirements

☐            For the period from April to July 2008, net financial requirements stand at $2.1 billion, a decline of $552 million compared to last year. This decline is attributable to a decrease of $947 million in consolidated non-budgetary requirements.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	July			April to July
	2007	2008	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	4 058	4 374	316	16 467	16 837	370
Federal transfers	1 081	1 168	87	4 340	4 663	323
Total	5 139	5 542	403	20 807	21 500	693
BUDGETARY EXPENDITURE
Program spending	- 3 901	- 4 480	- 579	- 19 011	- 20 478	- 1 467
Debt service	- 588	- 542	46	- 2 303	- 2 179	124
Total	- 4 489	- 5 022	- 533	- 21 314	- 22 657	- 1 343
NET RESULTS OF CONSOLIDATED ENTITIES	- 85	- 90	- 5	10	265	255
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC
ACCOUNTS	565	430	- 135	- 497	- 892	- 395
Deposits of dedicated revenues in the Generations Fund	- 19	- 50	- 31	- 109	- 200	- 91
BUDGETARY BALANCE FOR THE PURPOSES OF THE
BALANCED BUDGET ACT	546	380	- 166	- 606	- 1 092	- 486
Revenues dedicated to the Generations Fund	19	50	31	109	200	91
CONSOLIDATED BUDGETARY BALANCE	565	430	- 135	- 497	- 892	- 395
Consolidated non-budgetary surplus (requirements)	428	81	- 347	- 2 149	- 1 202	947
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	993	511	- 482	- 2 646	- 2 094	552

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	July			April to July
			Changes			Changes
Revenue by source	2007	2008	%	2007-2008	2008-2009%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 423	1 461	2.7	6 132	6 202	1.1
Contributions to Health Services Fund	442	472	6.8	1 781	1 869	4.9
Corporate taxes	540	442	- 18.1	1 509	1 450	- 3.9
Consumption taxes	1 135	1 200	5.7	4 576	4 588	0.3
Other sources	250	371	48.4	995	1 064	6.9
Total	3 790	3 946	4.1	14 993	15 173	1.2
Revenue from government enterprises	268	428	59.7	1 474	1 664	12.9
Total own-source revenue	4 058	4 374	7.8	16 467	16 837	2.2
Federal transfers
Equalization	597	669	12.1	2 387	2 676	12.1
Health transfers	308	320	3.9	1 232	1 278	3.7
Transfers for post-secondary education and other social programs	114	110	- 3.5	457	440	- 3.7
Other programs	62	69	11.3	264	269	1.9
Total federal transfers	1 081	1 168	8.0	4 340	4 663	7.4
TOTAL BUDGETARY REVENUE	5 139	5 542	7.8	20 807	21 500	3.3

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	July			April to July
			Changes			Changes
Expenditures by mission	2007	2008	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	1 845	2 164	17.3	7 885	8 770	11.2
Education and Culture	747	759	1.6	5 692	5 838	2.6
Economy and Environment	490	568	15.9	2 241	2 483	10.8
Support for Individuals and Families	442	469	6.1	1 755	1 806	2.9
Administration and Justice	377	520	37.9	1 438	1 581	9.9
Total program spending	3 901	4 480	14.8	19 011	20 478	7.7
Debt service	588	542	- 7.8	2 303	2 179	- 5.4
TOTAL BUDGETARY EXPENDITURE	4 489	5 022	11.9	21 314	22 657	6.3

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.